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                                                                    EXHIBIT 11.1


                                  XICOR, INC.

             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                                   YEAR ENDED
                                  ----------------------------------------------
                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                      1995            1994             1993
                                      ----            ----             ----
Net income (loss)                 $10,036,000      $2.299,000       $(5,817,000)
                                  ===========      ==========       ===========

Weighted average number of
  common shares outstanding
  during the period                18,217,000       18,004,000       17,988,000

Equivalent common shares
  attributed to dilutive
  employee stock options              814,000          360,000               --(1)
                                  -----------      -----------      -----------

Total common and common
  equivalent shares                19,031,000       18,364,000       17,988,000
                                  ===========      ===========      ===========

Earnings (loss) per share         $      0.53      $      0.13      $     (0.32)
                                  ===========      ===========      ===========



(1) Common share equivalents have been excluded because they were antidilutive.

Fully diluted earnings per share do not differ significantly from primary earnings per share.